Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
January 31, 2014	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, Jan. 31 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported the following highlights for the company’s second fiscal quarter ended December 31, 2013:

•	Net sales increased three percent to a record $336 million versus $326 million in the second quarter last year.

•	Net income increased 11 percent to $39,234,000 compared with $35,277,000 for the corresponding quarter a year ago. Net income per diluted share was $1.44 versus $1.28 in the year-ago quarter.

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Specialty Foods sales increased seven percent in the quarter to a record $292.3 million, reflecting higher sales volumes to both retail and foodservice channels. Retail sales growth was influenced by the success of recently introduced products, broadly improved sales of frozen products, and generally comparable levels of trade and consumer promotions. Foodservice sales improved primarily due to higher volume, especially to larger chain restaurants. Segment operating income totaled a record $59.4 million, up 18 percent from last year’s level, primarily reflecting the higher sales volume and modestly reduced raw-material costs, with the latter impact estimated at approximately one percent of segment net sales.

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Glassware and Candles sales decreased 19 percent to $43.3 million, reflecting reduced sales of seasonal products and more challenging retail conditions. As influenced by the lower sales and production volumes, segment operating income totaled $3.2 million compared with $5.6 million in the prior year second quarter. As announced yesterday, the net operating assets of this segment have been sold, which will result in this segment’s historic results being classified as discontinued operations beginning in the third quarter. See the notes to the accompanying financial information for further details.

•	Corporate expenses in the current year’s quarter of $3.2 million decreased slightly from the prior year’s level.

•	The company’s balance sheet remained strong with no debt at December 31, 2013 as well as over $176 million in cash and equivalents.

•	The regular quarterly cash dividend increased by 16 percent to $.44 per share compared to the prior year’s distribution.
For the six months ended December 31, 2013, net sales were $621 million compared to $617 million for the first half last year. Net income was $64,035,000, or $2.34 per diluted share. In the prior year, six-month net income totaled $61,939,000, or $2.26 per diluted share.

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Chairman and CEO John B. Gerlach, Jr. said, “We were quite pleased with the extent of the stronger sales and operating income achieved by the Specialty Foods segment. The market positions among our key retail product lines remained solid, and we believe we have made further inroads among key users of our foodservice products.”
Looking ahead, Mr. Gerlach said, “We expect that retail channel sales in the second half of the fiscal year will benefit from improved distribution of existing products. While the near-term impact may be limited, some new products will also be introduced, including several frozen bread and pasta items. Although optimistic about our overall prospects for this period, we do anticipate a somewhat challenging third quarter comparison, which will reflect some noticeable shifting of sales volumes to our fiscal fourth quarter as a result of this year’s later Easter. Based on current market conditions, we also expect to see continued benefit from modestly favorable net commodity costs over the balance of fiscal 2014. With added benefit from the recent divestiture, our financial condition continues to support future growth and long-term shareholder returns.”
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 31, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;
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•	the reaction of customers or consumers to the effect of price increases we may implement;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	price and product competition;

•	fluctuations in the cost and availability of raw materials;

•	adverse changes in energy costs and other factors that may affect costs of producing, distributing or transporting our products;

•	maintenance of competitive position with respect to other manufacturers, including global sources of production;

•	dependence on key personnel;

•	stability of labor relations;

•	the uncertainty regarding the effect of the sale of our candle manufacturing and marketing operation;

•	dependence on contract copackers and limited or exclusive sources for certain goods;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	John L. Boylan, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net sales	$335,550	$326,155	$621,406	$617,131
Cost of sales	247,242	244,499	471,460	469,758
Gross margin	88,308	81,656	149,946	147,373
Selling, general & administrative expenses	28,937	29,031	52,975	54,176
Operating income	59,371	52,625	96,971	93,197
Interest income and other – net	(28)	254	(76)	268
Income before income taxes	59,343	52,879	96,895	93,465
Taxes based on income	20,109	17,602	32,860	31,526
Net income	$39,234	$35,277	$64,035	$61,939

Net income per common share:(a)
Basic	$1.44	$1.29	$2.35	$2.26
Diluted	$1.44	$1.28	$2.34	$2.26

Cash dividends per common share	$0.44	$5.38	$0.84	$5.74

Weighted average common shares outstanding:
Basic	27,244	27,243	27,256	27,236
Diluted	27,299	27,273	27,306	27,268

(a)Based on the weighted average number of shares outstanding during each period.
(b)On January 30, 2014, the net operating assets of the candle manufacturing and marketing operations were sold to an affiliate of Centre Lane Partners, LLC. The pretax loss on the transaction is expected to be approximately $43 to $45 million. Net proceeds from the sale, as subject to the customary post-closing adjustments, are expected to total approximately $27 million, exclusive of the tax benefit anticipated to be realized from the loss incurred. In future financial presentations, the historical results of these operations will be presented as discontinued operations.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
NET SALES
Specialty Foods	$292,281	$272,634	$540,418	$521,515
Glassware and Candles	43,269	53,521	80,988	95,616
	$335,550	$326,155	$621,406	$617,131

OPERATING INCOME
Specialty Foods	$59,413	$50,384	$98,956	$93,142
Glassware and Candles	3,186	5,614	4,355	6,222
Corporate expenses	(3,228)	(3,373)	(6,340)	(6,167)
	$59,371	$52,625	$96,971	$93,197

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (b)
(In thousands)

	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and equivalents	$176,263	$123,386
Receivables – net of allowance for doubtful accounts	86,862	70,398
Total inventories	92,540	109,151
Deferred income taxes and other current assets	17,208	23,123
Total current assets	372,873	326,058
Net property, plant and equipment	184,205	189,695
Other assets	103,610	104,211
Total assets	$660,688	$619,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,554	$41,890
Accrued liabilities	35,498	35,287
Total current liabilities	78,052	77,177
Other noncurrent liabilities and deferred income taxes	41,930	41,565
Shareholders’ equity	540,706	501,222
Total liabilities and shareholders’ equity	$660,688	$619,964

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